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                                                                      Exhibit 12

                      Electronic Data Systems Corporation
         Computation of Ratio of Earnings to Fixed Charges (Unaudited)
                             (dollars in millions)

                                                                  Years Ended December 31,
                                                                  ------------------------
                                               2000            1999            1998            1997           1996
                                               ----            ----            ----            ----           ----
Fixed charges:
 Interest and related charges on debt        $  199.1        $  141.9        $  118.1        $  162.4        $  162.9
 Portion of rentals deemed to be
  interest                                      319.1           351.8           301.1           217.0           219.0
 Redeemable preferred stock dividends
  of subsidiaries                                10.4             8.0            14.5            27.5             2.8
                                             --------        --------        --------        --------        --------
Total fixed charges                             528.6           501.7           433.7           406.9           384.7
                                             --------        --------        --------        --------        --------

Earnings available for fixed charges:
 Income before income taxes                   1,800.0           657.7         1,133.7         1,141.6           674.1
 (Income) losses of equity investees             (6.7)          (12.9)          (14.1)           (8.5)            0.4
                                             --------        --------        --------        --------        --------
  Subtotal                                    1,793.3           644.8         1,119.6         1,133.1           674.5
 Total fixed charges per above                  528.6           501.7           433.7           406.9           384.7
                                             --------        --------        --------        --------        --------
Earnings available for fixed charges         $2,321.9        $1,146.5        $1,553.3        $1,540.0        $1,059.2
                                             ========        ========        ========        ========        ========

Ratio of earnings to fixed charges                4.4             2.3             3.6             3.8             2.8
                                             ========        ========        ========        ========        ========
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